Exhibit 6(f)

Recording requested by
And when recorded
return to:

Space Above For Recorder’s Use)

CONVERTIBLE PROMISSORY NOTE

$1,284,881.50	_____ County, ______ June _____, 2015

This Convertible Promissory Note (together with all extensions, renewals, modifications, substitutions and amendments thereof, collectively, the “Convertible Note”)) is entered into by and between TRISTONE REALTY MANAGEMENT, LLC, a Delaware limited liability company (“Borrower” or “TriStone,” as the context may require, provided, however, that the context shall always be one which affords the Lender the broadest possible rights and remedies and which permits Lender, in its discretion, to enforce the obligations and liabilities hereunder against one or more of the Borrowers) and ALLEGIANCY, LLC, a Delaware limited liability company (“Lender” or “Holder”).

RECITALS

A. Borrower is the owner of membership units of Allegiancy Houston, LLC (the “Company”) denominated as 600 “Shares” as that term is defined in the Amended and Restated Operating Agreement of the Company dated June 1st, 2015 (the “(Operating Agreement”).

B. Lender is the owner of membership units of the Company denominated as 400 Shares.

C. As consideration and to induce Lender to lend to Borrower, Borrower agrees to pay Lender the full amount of the loan represented by this Convertible Note, with interest, or transfer membership units of the Company denominated as 300 Shares (the “Company Interest Denominated as 300 Shares”) to Lender on or before the Maturity Date (as defined below), all in accordance with the terms of this Convertible Note.

D. Borrower by this Convertible Note given to Lender is indebted to Lender in the principal sum set forth above, in lawful money of the United States of America, with interest from the date thereof at the rates set forth in this Convertible Note, principal and interest to be payable in accordance with the terms and conditions provided in this Convertible Note.

E. As of the Maturity Date, or as the parties may otherwise agree, Lender may, at Lender’s sole option and discretion, pursuant to the terms more fully set forth herein, demand payment

Convertible Promissory Note

under this Convertible Note in the form of a transfer to Lender of the Company Interest Denominated as 300 Shares.

F. Any principle and interest balance remaining as of the Maturity Date shall be immediately due and payable.

G. The unpaid principle balance may be prepaid in full or part at any time prior to the maturity date, without penalty.

H. Interest shall accrue at the rate of 4% per annum as more fully set forth below.

FOR VALUE RECEIVED, THE UNDERSIGNED promises to pay to the order of Lender the principal sum of One Million, Two Hundred Eighty-Four Thousand, Eight Hundred Eighty-One and 50/100 Dollars ($1,284,881.50), together with interest on the principal balance of this Convertible Note, from time to time remaining unpaid, from the date of disbursement by Lender hereof at the applicable interest rate hereinafter set forth, together with all other sums due hereunder in lawful money of the United States of America which shall be legal tender in payment of all debts at the time of such payment. Both principal and interest and all other sums due hereunder shall be payable to Lender as specified herein, or at such other place as Lender may from time to time designate.  Said principal and interest shall be paid over a term, at the times, and in the manner set forth below.

1. Loan Balance and Maturity Date.

1.1 Maturity Date. Subject to the terms of Section 5 below, the principal amount of this Convertible Note and all interest accrued hereunder shall be due and payable on June 31, 2020 (“Maturity Date”); provided however, that the Borrower has not paid all or any portion of the outstanding balance due prior to the Maturity Date.

1.2 Loan Amount. The amount loaned to Borrower shall be One Million Dollars, Two Hundred Eighty-Four Thousand, Eight Hundred Eighty-One and 50/100 ($1,284,881.50), and the annual interest rate hereunder is four percent (4%).

2. Payment Obligations.

2.1 Any principal and interest balance remaining as of the Maturity Date shall be immediately due and payable under the terms of this Convertible Note.

2.2 Interest at the rate of four percent (4%) per annum shall accrue under this Convertible Note.

2.3 Lender’s sole recourse for payment of this Convertible Note shall be the transfer of the Company Interest Denominated as 300 Shares.

3. Application of Payments. All payments shall be applied first to the payment of accrued unpaid interest on this Convertible Note and the balance, if any, shall be applied to the reduction of the outstanding principal balance of this Convertible Note. Interest due hereunder shall be calculated on the basis of a 360-day year composed of twelve 30-day months; provided however in no event shall the interest payable under the terms of this Convertible Note exceed the maximum rate of interest permitted under applicable law. Unless payments are made in the

Convertible Promissory Note

required amount in immediately available funds at the place where the Convertible Note is payable, remittances in payment of all or any part of the inedebtedness hereunder shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Lender in funds immediately available at the place where the Convertible Note is payable (or any other place as Lender, in Lender's sole discretion, may have established by delivery of written notice thereof to Borrower) and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Lender of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default (as hereinafter defined).

4. Conversion.

4.1 Automatic Conversion. Subject to and upon compliance with the provisions of this Section, and the limitations set forth below, on the date (“Conversion Date”) on which the Lender delivers the Conversion Notice (as defined below), this Convertible Note shall, without any action required on the part of either the Borrower or Lender, automatically convert into, and the Lender shall be entitled to receive in lieu of payment of the indebtedness evidence hereby, the Company Interest Denominated as 300 Shares.

4.2 Conversion Guidelines. Automatic conversion hereof is conditioned only upon Lender’s delivery to Borrower of written notice demanding conversion of all amounts of principal and interest hereunder into the Company Interest Denominated as 300 Shares (the “Conversion Notice”).  Without limiting the foregoing, however, it is the intention of, but not a requirement of, the Lender and the Borrower that the following conditions shall have been satisfied prior to Lender’s delivery of the Conversion Notice ("Conversion Guidelines"):

4.2.1 Lender shall have obtained any necessary approvals of the members of the Company with respect to the terms of this Convertible Note.

4.2.2 The Lender shall have determined that a sufficient number of the third party consents required under that certain Acquisition Agreement dated June 1st, 2015 by and among the Borrower, the Lender, the Company and other parties have been obtained.

4.3 Notice of Satisfaction. Lender and Borrower shall use their reasonable best efforts promptly to take or cause to be taken all actions and to do or cause to be done all things necessary, proper, or advisable, to satisfy the Conversion Guidelines.

4.4 Issuance of LLC Membership Units. As of the Conversion Date, the Lender shall vbe entitled to complete the Membership Interest Power which Borrower executed in blank and delivered to Lender at the time of execution of this Convertible Note, and the Lender shall be entitled to direct the agent of the Company to issue and deliver to the Lender at the address of the Lender, without any charge to the Lender, a statement acknowledging the transfer of the Company Interest Denominated as 300 Shares to Lender.

4.5 Status on Conversion. Upon conversion of this Convertible Note, the Lender shall be deemed to hold the Company Interest Denominated as 300 Shares in addition to any previously held membership units in the Company.

Convertible Promissory Note

4.6 Taxes Upon Conversion. The Borrow shall pay any and all taxes (other than taxes in respect of income or gross receipts) that may be payable in respect of the issuance or delivery of any membership units in the Company on conversion of this Convertible Note. The Borrower shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of the membership units in the Company in a name other than that of the Lender, and the Borrower shall not be required to issue or deliver such membership units in such other name unless or until the person or persons requesting the issuance thereof shall have paid to the Borrower the amount of any such tax or shall have established to the satisfaction of the Borrower that such taxes have been paid.

4.7 Effect of Reclassification, Consolidation, Merger, etc. In case of reclassification or change of membership units, or as a result of a subdivision or combination, or in the case of any consolidation or merger of the Company (other than a consolidation or merger into which the Company is the survivor and which does not result in any reclassification or change of membership units), or in the case of a sale or conveyance to another corporation of all or substantially all of the assets of the Company, this Convertible Note shall be converted prior to such sale, reclassification, or change of membership units.

4.8 Transfer, Exchange and Replacement of Convertible Note. This Convertible Note shall be transferred only upon written consent of the Borrower, in its sole discretion, and shall be transferable only upon delivery thereof duly endorsed by, or accompanied (if required by the Company) by proper evidence of succession, assignment or authority to transfer executed by the Lender.  Upon the execution of this Convertible Note, the Borrower acknolwedges and agrees that the Lender shall be entitled to hold any certificate that may be created to evidence the Company Interest Denominated as 300 Shares in order to facilitate the conversion, provided that no such conversion shall occur unless and until the arrival of the Conversion Date.

5. Prepayment. The principal amount of this Convertible Note may be prepaid, in whole or in part, at any time prior to the Maturity Date.  Any prepayment amount shall include principal plus interest amount in the amount of 4% per annum of the principle amount being prepaid.

6. Acquisition for Investment and Restrictions on Transfer.

6.1 Investment Intent.

6.1.1 The Lender, by acceptance of this Convertible Note, represents that this Convertible Note and any membership units in the Company issuable upon conversion of this Convertible Note are being and will be acquired for the Lender's own account for investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable securities laws, and that the Lender has no present intention of distributing or reselling this Convertible Note or any membership units in the Company.

6.1.2 The Lender, by acceptance of this Convertible Note, further represents that it has not offered or sold this Convertible Note, or any membership units in the Company into which this Convertible Note is convertible, directly or indirectly to any other "Person," as defined in Section 11 below, and that the Lender is not acquiring this Convertible Note or any such membership units in the Company for the account of any other Person.

6.2 Restrictions on Transfer. The Lender, by the acceptance of this Convertible Note, agrees that the Lender will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of

Convertible Promissory Note

this Convertible Note or any of the membership units in the Company issuable upon conversion of this Convertible Note, or any interest in the same unless: (i) a registration statement under the Securities Act of 1933, as amended (the "Act"), covering the sale or transfer of this Convertible Note or the membership units in the Company issuable upon conversion of this Convertible Note as the case may be, is in effect; (ii) the Lender first provides the Borrower with an opinion of counsel (which may be counsel for the Company) reasonably acceptable to the Borrower to the effect that such sale, transfer, assignment, pledge, hypothecation or other disposition will be exempt from the registration and the prospectus delivery requirements of the Act; (iii) such sale, transfer, assignment, pledge, hypothecation or other disposal shall be made to a corporation or other entity which is wholly-owned by the Lender or by which the Lender is wholly-owned; or (iv) such sale, transfer, assignment, pledge, hypothecation or other disposal is made in accordance with the terms of the Operating Agreement. Any such sale, transfer, assignment, pledge, hypothecation or other disposition shall also comply with applicable state securities or "Blue Sky" laws.

6.3 Legends. Certificates evidencing membership units in the Company issuable upon conversion of this Convertible Note shall bear the following legend:

"THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO THE DISTRIBUTION THEREOF IN VIOLATION OF APPLICABLE SECURITIES LAWS, AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE COMPANY) REASONABLY ACCEPTABLE TO THE COMPANY STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

6.4 The certificates representing such membership units in the Company, and each certificate issued upon transfer thereof, also shall bear any legend required under any applicable state securities or "Blue Sky" laws. The Lender consents to the Borrower making a notation on its records or giving instructions to any transfer agent of the membership units in the Company in order to implement the restrictions on transfer of this Convertible Note and membership units in the Company issuable upon conversion hereof set forth herein.

7. Defaults and Remedies.

7.1 Events of Default. The occurrence and continuance of any one or more of the following events shall constitute an "Event of Default" hereunder:

7.1.1 the Borrower fails to observe, perform or comply with any covenant, agreement or term contained in this Convertible Note and, if subject to remedy, the same is not remedied within 30 days after written notice from the Lender; provided, however, that such 30-day period shall be extended for an additional 30 days so long as within such initial 30-day period the Borrower has commenced to cure and are proceeding with due diligence to cure such failure; or

7.1.2 either Borrower makes a general assignment for the benefit of creditors; any proceeding is instituted by or against either Borrower seeking to adjudicate it a bankrupt or

Convertible Promissory Note

insolvent, seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debts, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, provided that, in any such case, if the same is dismissed or vacated within 60 days of being instituted, then any such default shall be deemed cured; or either Borrower takes any corporate action to authorize any of the actions set forth above.

7.2 Remedies. Upon any "Event of Default" as defined above, the Lender may, at its sole option, declare the entire amount of principal and accrued, unpaid interest on this Convertible Note (if any) immediately due and payable, by written notice to the Borrower, in which event the Borrower immediately shall pay to the Lender the entire unpaid principal balance of this Convertible Note together with accrued, unpaid interest thereon to the date of such payment or shall immediately convert the Convertible Note pursuant to the terms of this Convertible Note. No delay or omission of the Lender to exercise any right or power occurring upon any Event of Default hereunder shall impair any such right or power or shall be construed as a waiver of any such Event of Default or an acquiescence therein. To the fullest extent permitted by law, the Lender's rights and remedies under this Convertible Note shall be cumulative, and the Lender shall have all other rights and remedies not inconsistent herewith as are provided under the Uniform Commercial Code as in effect in the relevant jurisdictions, by law or in equity. No exercise by the Lender of one right or remedy shall be deemed an election, no waiver by the Lender of any default on the part of the Borrowers shall be deemed a continuing waiver, and no delay by the Lender shall constitute a waiver, election or acquiescence by it.

8. Miscellaneous Provisions

8.1 Savings Clause and Severability. If any clauses or provisions herein contained operate or would prospectively operate to invalidate this Convertible Note, then such clauses or provisions only shall be held for naught, as though not herein contained and the remainder of this Convertible Note shall remain operative and in full force and effect.

8.2 Transfer and Assignment. This Convertible Note shall be non-assignable and non-transferable without the express written consent of the non-transferring party.  Any such transfer in violation of this provision is a material breach of this Convertible Note.

8.3 Captions. The captions set forth at the beginning of the various paragraphs of this Convertible Note are for convenience only and shall not be used to interpret or construe the provisions of this Convertible Note.

8.4 Legal Fees. As used herein, the phrase “Reasonable Attorneys’ Fees” shall mean fees charged by attorneys selected by Lender based upon such attorneys’ then prevailing hourly rates as opposed to any statutory presumption specified by any statute then in effect in the State of Texas.  The Borrower agrees to pay any reasonable collection expense, court costs, and Reasonable Attorneys Fees and costs that may be sustained by the Lender in the collection or enforcement of this Convertible Note or any part hereof.

8.5 Choice of Law. This Convertible Note is made in the State of Texas, which State the parties agree has a substantial relationship to the parties and to the underlying transaction

Convertible Promissory Note

embodied hereby.  Accordingly, in all respects, this Convertible Note and the Loan Documents and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts made and performed in such State and any applicable law of the United States of America.  Each party unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than the State of Texas governs this Convertible Note and the Loan Documents.

8.6 No Waiver. No delay on the part of the Holder in the exercise of any power or right under this Convertible Note, or under the other Loan Documents, or any other instrument executed in connection herewith, shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or exercise of any other power or right. Enforcement by Holder of any security for the payment hereof shall not constitute any election by it of remedies so as to preclude the exercise of any other remedy available to it.

IN WITNESS WHEREOF, Borrower has executed this Convertible Note as of the day and year indicated below.

Lender:

ALLEGIANCY, LLC,
a Delaware limited liability company

By: /s/ Stevens M. Sadler

Its: Chief Executive Officer

Borrower:

TRISTONE REALTY MANGEMENT, LLC,
a Delaware limited liability company

By: /s/ Randy McQuay

Its: Manager

Convertible Promissory Note